EXHIBIT 23(G)(XII) UNDER FORM N-1A
                                           EXHIBIT 10(G) UNDER ITEM 601/REG. S-K
                                   APPENDIX I

                    ELECTRONIC SERVICES TERMS AND CONDITIONS

       1. License; Use. (a) This Appendix I shall govern Huntington's use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York and its affiliates ("Custodian") may provide to Huntington, such as The Bank of New York Inform {trademark} and The Bank of New York CA$H-Register Plus{reg-trade-mark}, and any computer software, proprietary data and documentation provided by Custodian to Huntington in connection therewith (collectively, the "ELECTRONIC SERVICES"). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to Huntington's use of the Electronic Services, the terms of this Appendix I shall control.

       (b) Custodian grants to Huntington a personal, nontransferable and nonexclusive license to use the Electronic Services to which Huntington subscribes solely for the purpose of transmitting instructions and information ("Written Instructions"), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with Custodian in connection with Huntington's relationship with Custodian. Huntington shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to with respect to the Electronic Services. Huntington acknowledges that Custodian and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. Huntington further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by Custodian or its suppliers. Huntington shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall Huntington attempt to decompile, reverse engineer or modify the Electronic Services. Huntington may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without Custodian's prior written consent. Huntington may not remove any statutory copyright notice or other notice included in the Electronic Services. Huntington shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon Custodian's request.

       (c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties ("Third Party Data"), such as pricing data and indicative data, and services supplied by third parties ("Third Party Services") such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that Custodian believes to be reliable but are provided without any independent investigation by Custodian. Custodian and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for Huntington's internal use, and may not be reused, disseminated or redistributed in any form. Huntington shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. CUSTODIAN AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. Custodian's suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and
Section 5 below.

       (d) Huntington understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. Custodian make no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to Huntington and Huntington accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute Custodian's endorsement, authorisation or sponsorship of such site or any products and services available from such site.

       2. Equipment. Huntington shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize and obtain access to the Electronic Services, and Custodian shall not be responsible for the reliability or availability of any such equipment or services.

       3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to Huntington (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of Custodian or its suppliers. However, for the avoidance of doubt, reports generated by Huntington containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term "Information." Huntington shall keep the Information confidential by using the same care and discretion that Huntington uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, Huntington shall return to Custodian any and all copies of the Information which are in its possession or under its control (except that Huntington may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

       4. Modifications. Custodian reserves the right to modify the Electronic Services from time to time. Huntington agrees not to modify or attempt to modify the Electronic Services without Custodian's prior written consent. Huntington acknowledges that any modifications to the Electronic Services, whether by Huntington or Custodian and whether with or without Custodian's consent, shall become the property of Custodian.

       5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. CUSTODIAN AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. HUNTINGTON ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED "AS IS." TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF CUSTODIAN OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE
LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

       6. Security; Reliance; Unauthorized Use; Funds Transfers. Custodian will establish security procedures to be followed in connection with the use of the Electronic Services, and Huntington agrees to comply with the security procedures. Huntington understands and agrees that the security procedures are intended to determine whether instructions received by Custodian through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Huntington will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of Huntington's use of the Electronic Services, Huntington shall return to
Custodian any security devices (e.g., token cards) provided by Custodian. Custodian is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services. Huntington acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law Custodian shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by Huntington arising from or in connection with the use of the Electronic Services or Custodian's reasonable reliance upon and compliance with Written Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Custodian, its affiliates, and any other bank participating in Huntington's transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

       7. Acknowledgments. Custodian shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment Custodian shall not be liable for any failure to act in accordance with such Written Instruction and Huntington may not claim that such Written Instruction was received by Custodian. Custodian may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by Custodian in sufficient time for Custodian to act upon, or in accordance with such instructions or communications.

       8. Viruses. Huntington agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

       9. Encryption. Huntington acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. Huntington agrees that Custodian may deactivate any encryption features at any time, without notice or liability to Huntington, for the purpose of maintaining, repairing or troubleshooting its systems.

       10. On-Line Inquiry and Modification of Records. In connection with Huntington's use of the Electronic Services, Custodian may, at Huntington's request, permit Huntington to enter data directly into a Custodian database for the purpose of modifying certain information maintained by Custodian's systems, including, but not limited to, change of address information. To the extent that Huntington is granted such access, Huntington agrees to indemnify and hold Custodian harmless from all loss, liability, cost, damage and expense (including attorney's fees and expenses) to which Custodian may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to Custodian database records initiated by Huntington.

       11.   Agents.   Huntington may, on advance written notice to the
Custodian, permit its agents and contractors ("Agents") to access and use the Electronic Services on Huntington's behalf, except that the Custodian reserves the right to prohibit Huntington's use of any particular Agent for any reason. Huntington shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and Huntington shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of Huntington. Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by Huntington that the Agent continues to be duly authorized by Huntington to so act on its behalf and the Custodian may rely on the representations and warranties made herein in complying with such Written Instruction or communication. Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of Huntington, and Huntington shall be bound thereby whether or not authorized. Huntington may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on Huntington's behalf. Upon cessation of any such Agent's services, Huntington shall promptly terminate such Agent's access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by Custodian and return them to Custodian.

DATED: 6/23/06                   THE BANK OF NEW YORK


                                 By:  /s/ Joseph A. Santangelo

                                 Name:  Joseph A. Santangelo

                                 Title:  Vice President




                                 THE HUNTINGTON NATIONAL BANK



                                 By: /s/ B. Randolph Bateman

                                 Name:  B. Randolph Bateman

                                 Title:  Executive Vice President and

                                       Chief Investment Officer